Exhibit 5.1

Sonfield & Sonfield

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 770 SOUTH POST OAK LANE HOUSTON, TEXAS 77056-1937 www.sonfield.com Telecopier (713) 877-1547 ____ Telephone (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com JENNIFER ABNEY Legal Assistant jennifer@sonfield.com

November 5, 2012

Arrayit Diagnostics, Inc.

1950 Cinnamon Teal Drive
Redmond, Oregon 97756

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Arrayit Diagnostics, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 30,141,400 shares of the Company's common stock, $.001 par value per share, consisting of: (i) 19,475,000 outstanding shares of common stock, and (ii) 10,666,400 shares of common stock issuable under the terms of an investment agreement.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

Based solely upon the foregoing, it is our opinion (i) the outstanding shares to be distributed to the shareholders of the Company’ parent have been validly issued and are fully paid and non-assessable; and (ii) the shares of common stock sold by the shareholders as described in the Registration Statement have been duly authorized and reserved and, when issued in accordance with the terms of the investment agreement against payment therefore, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the Revised Statutes of the State of Nevada and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement relating to the registration of the shares. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sonfield & Sonfield

Sonfield & Sonfield